Exhibit 1

December 19, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Michael Kors Holdings Limited (copy attached), which we understand will be furnished to the Securities and Exchange Commission, as part of the Form 6-K of Michael Kors Holdings Limited dated December 19, 2012. We agree with the statements concerning our Firm in such Form 6-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP